McKESSON REPORTS FISCAL 2007 FIRST QUARTER RESULTS
•	Revenues of $23.6 billion, up 13%.
•	Net income of $184 million, up 8%, and diluted EPS of 60 cents, up 9%.
•	Fiscal 2007 outlook reaffirmed: diluted EPS from continuing operations of $2.55 to $2.70 per share, excluding adjustments to Securities Litigation reserves.
SAN FRANCISCO, July 27, 2006 — McKesson Corporation (NYSE: MCK) today reported that revenues for the first quarter ended June 30, 2006, were $23.6 billion, an increase of 13% from $21.0 billion in the first quarter a year ago. First quarter net income was $184 million, up 8% from $171 million a year ago, and diluted earnings per share was 60 cents, up 9% from 55 cents.
     First quarter results included a total of $26 million in previously announced pre-tax charges associated with McKesson’s investment in Parata Systems and a restructuring charge in Provider Technologies. The quarter also included $8 million in pre-tax share-based compensation expense as the FAS123R requirement took effect for the company. First quarter results a year ago included a $51 million pre-tax anti-trust settlement credit and a $52 million pre-tax charge to Securities Litigation expense.
     “McKesson is off to a solid start in Fiscal 2007, with strong momentum in our Pharmaceutical Solutions and Provider Technologies segments,” said John H. Hammergren, chairman and chief executive officer. “We are pleased with the balance we are achieving, continuing to deliver improved operating results in our core businesses while also deploying capital in a disciplined way to create additional shareholder value.”

     “Our activities in the quarter were an excellent example of how we take a balanced approach to our corporate strategy and use of capital. We made several acquisitions, sold non-strategic assets and continued to return capital to our shareholders through a steady repurchase of our shares and our quarterly dividend.”
     During the first quarter of Fiscal 2007, McKesson repurchased $283 million of common stock and on June 30, 2006, had $217 million remaining on the previous $500 million share repurchase authorization. At its most recent meeting, the company’s Board of Directors authorized an additional $500 million share repurchase and a six cent per share quarterly dividend. Cash flow from operations during the quarter was $295 million, and McKesson ended the quarter with a cash balance of $2 billion and a gross debt-to-capital ratio of 14%.
     “Our strong balance sheet and solid cash flow enable us to continue our portfolio approach to capital deployment,” said Hammergren. “Combined with consistently strong operating results from having focused businesses in attractive, growing markets for healthcare services, we believe we are well-positioned to deliver sustained shareholder value creation.”
Segment Results
     Pharmaceutical Solutions revenues were up 12% for the first quarter compared to the first quarter a year ago, resulting primarily from the acquisition of D&K Healthcare Resources (D&K) in August 2005, the impact of new and expanded warehouse sales agreements converting volume previously purchased directly from manufacturers by our large customers and revenue growth in Canada. Warehouse sales were up 17% in the quarter. Canadian revenues increased 18%, including a positive currency impact of 12%. Sales growth of 29% for McKesson’s proprietary OneStop generics program for retail pharmacies once again exceeded market growth.

     Pharmaceutical Solutions gross profit was up 8% in the first quarter to $644 million from $594 million in the first quarter a year ago, resulting from strong revenue growth, new agreements with pharmaceutical manufacturers, an increased mix of higher-margin generic products, stabilization of sell margin to customers and a $10 million LIFO credit. The gross profit comparison was especially strong considering that the first quarter this year includes $15 million of asset impairment charges associated with the Parata Systems investment while the first quarter a year ago benefited from receipt of a $51 million anti-trust settlement.
     During the first quarter, McKesson completed the integration of D&K operations and closed two duplicate D&K facilities. Incremental expenses associated with the D&K integration and the Parata Systems investment contributed to the increase in operating expenses in the quarter. Operating profit was $292 million compared to $302 million a year ago reflecting the impact of these expenses and last year’s favorable anti-trust settlement.
     “While generic conversions deflate revenue growth, we earn significantly more on these drugs compared to the branded versions,” said Hammergren. “Our generics opportunity should accelerate throughout the remainder of the fiscal year and this business should contribute even more strongly to our profits in succeeding quarters. We also expect operating expenses will return to a more normal growth rate by the second half of the year. Overall, we should make progress toward our goal of an annual operating margin rate of 150 to 200 basis points for this segment.”
     Medical-Surgical Solutions revenues were up 18% in the first quarter compared to the first quarter a year ago, reflecting in part an extra week of sales. Operating profit in the quarter was down 24% to $22 million.

     “Last quarter, we announced our intent to focus on the higher-growth, higher-margin alternate site sector of the medical-surgical market,” said Hammergren. “We were pleased to have quickly found an appropriate buyer for our non-strategic acute care business, one that we expect will continue to deliver the high levels of service and quality that have distinguished our operations.”
     “We have already begun to sharpen our focus on our opportunity to expand our industry-leading position in the alternate site sector of the market. Our acquisition of Sterling Medical further strengthens our presence in consumer healthcare by expanding our distribution of medical supplies direct to homecare patients. Once we have completed the sale and transition of the acute care business, we expect that our alternate site medical-surgical business, which currently has annual revenues of approximately $2 billion, will have an operating margin rate of 4 to 6%.”
     The pending sale of the acute care business is subject to regulatory review and other customary closing conditions. McKesson expects to report the results of its acute care business as a discontinued operation beginning in the second fiscal quarter.
     In Provider Technologies, revenues were up 19% for the first quarter compared to the first quarter a year ago. Software and software systems revenues increased 27%, driven by continued strong demand for clinical software, imaging solutions and automation systems, and increased implementations. Operating profit in the quarter was up 13% to $35 million, including a $5 million charge for a restructuring plan, from $31 million in the first quarter a year ago. Operating margin rate was 8.39% for the first quarter, including the impact of the restructuring charge.

     “We continue to see strong market demand and a very positive response by customers to the value of our solutions and quality of our implementations,” Hammergren said. “We’ve expanded our Paragon solutions for the small hospital market to include advanced nursing and medication safety capabilities, resulting in growing market momentum. In addition, Paragon is now the community hospital information system category leader in the latest KLAS vendor performance rankings, another factor in the traction we’re achieving.”
     “Over the past year, the market for ambulatory information solutions began to expand more rapidly, and the market for consumer-oriented healthcare information technology is now emerging. We combined our recent HealthCom and RelayHealth acquisitions with other solutions into a unit that will focus on interactive technologies designed to improve connectivity between providers, patients and payors and provide secure electronic access to personal health records, healthcare financial management systems and data from home diagnostics tools.”
     “We believe that the government’s July 18th announcement certifying the ambulatory electronic health record products of certain vendors, including McKesson, will accelerate market adoption of ambulatory EHR solutions and systems that facilitate physician-to-physician and physician-to-patient connectivity. McKesson is uniquely positioned to offer a comprehensive solutions portfolio to physicians and patients. We plan to continue to increase our investments in ambulatory and consumer solutions to ensure that we maintain our market-leading position as demand accelerates.”

Outlook
     “I’m very pleased with our results for the first fiscal quarter and the momentum we take into the remaining three quarters of the year,” Hammergren said. “Our pharmaceutical distribution business continues to deliver steady growth. We are focused on operating margin expansion across all aspects of the business and we expect that sales of generic drugs will play an increasingly important role in our profitability as the year progresses. Demand remains strong for our healthcare information technology solutions within our historical customer base, and we believe we are now well-positioned with small hospitals and in the rapidly-expanding realm of physician offices and home healthcare.”
     “We continue to refine our corporate focus by increasing our investments in new opportunities and plan to continue to be disciplined about how we use our strong balance sheet to create additional shareholder value. Based on our first quarter results and the continued progress in our business, we are reaffirming our recently provided financial outlook. For the fiscal year ending March 31, 2007, McKesson expects to earn between $2.55 and $2.70 per fully diluted share from continuing operations, excluding adjustments to the Securities Litigation reserves.”
Corporate Highlights
     The first quarter of Fiscal 2007 included the following additional news at the company:
•	McKesson combined its retail pharmacy automation business with Parata Systems and made an investment in the combined company, and is now a significant minority investor in a stronger organization that has a market-leading product offering and more efficient operations.

•	McKesson continues to lead the pharmaceutical distribution industry in contract price accuracy, according to a comparative study of third-party pricing data validated by S/T Health Group Consulting, Inc., an independent healthcare consulting firm, which reviewed more than $1.89 billion of invoices from a variety of U.S. hospital pharmacies.
•	On July 1, McKesson and the Illinois Department of Healthcare and Family Services launched a comprehensive disease management program for more than 168,000 Illinois Medicaid beneficiaries who are disabled or chronically ill.
•	McKesson acquired HealthCom Partners LLC, a leading provider of virtual business office capabilities and consumer-interactive patient billing solutions, and RelayHealth Corporation, a leading provider of online physician-patient communication services.
•	On July 18, the Certification Commission on Healthcare Information Technology announced its first round of vendors that have passed certification requirements. McKesson’s Horizon Ambulatory Care, Release 9.4, passed 100% of the required criteria and is one of only 18 products on the market to carry the CCHIT-certified seal. In June, we signed a second agreement with Triad Hospitals, Inc., to install Horizon Ambulatory Care in 195 clinics across the country.
•	In the Top 20: KLAS 2006 Mid-Year Report Card issued in June by KLAS Enterprises, McKesson’s Paragon® solution received the No. 1 ranking in the community hospital information system category and Horizon Medical Imaging™ was ranked No. 1 for the community PACS segment. In all, McKesson solutions are ranked in the top three for 16 KLAS categories, five of which are category leaders.

•	At its July meeting, the Board of Directors authorized a new repurchase from time to time of up to $500 million of the company’s shares of common stock in open market or private transactions. The Board’s authorization follows a previous $500 million share repurchase program authorized in April 2006, which has approximately $217 million remaining.
•	Due to the company’s strong balance sheet and cash flow, McKesson renewed its annual committed accounts receivable sales facility under substantially the same terms to those previously in place, with the exception that the facility amount was reduced from $1.4 billion to $700 million.
•	McKesson intends to withdraw its common stock from listing on NYSE Arca, Inc. (formerly the Pacific Stock Exchange) as a cost-saving measure and to reduce administrative costs. The company’s common stock will continue to be listed on the New York Stock Exchange.
Risk Factors
     Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “should”, “seeks”, “approximates”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: adverse resolution of pending shareholder litigation regarding the 1999 restatement of our historical financial statements; the changing U.S. healthcare environment, including changes in government regulations and the impact of potential future mandated benefits; competition; changes in private and governmental reimbursement or in the delivery systems for healthcare products and services; governmental and manufacturers’ efforts to regulate or control the pharmaceutical supply chain; changes in pharmaceutical and medical-surgical manufacturers’ pricing, selling, inventory, distribution or supply policies or practices; changes in the availability or pricing of generic drugs; changes in customer mix; substantial defaults in payment or a material reduction in purchases by large customers; challenges in integrating and implementing the company’s internally used or externally sold software and software systems, or the slowing or deferral of demand or extension of the sales cycle for external software products; continued access to third-party licenses for software and the patent positions of the company’s proprietary software; the company’s ability to meet performance requirements in its disease management programs; the adequacy of insurance to cover liability or loss claims; new or revised tax legislation; foreign currency fluctuations or disruptions to foreign operations; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; changes in generally accepted accounting principles (GAAP) and general economic conditions. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The company assumes no obligation to update or revise any such statements, whether as a result of new information or otherwise.
     A Webcast of the company’s regular conference call to review financial results with the financial community is available through McKesson’s website, www.mckesson.com, live at 5 PM ET today and on replay afterwards. Shareholders are encouraged to review SEC filings and more information about McKesson, which are located on the company’s website.
About McKesson
     McKesson Corporation (NYSE: MCK) is a Fortune 16 healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes and improving the quality and safety of patient care. Over the course of its 173-year history,

McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit us at www.mckesson.com.
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CONTACT:
Larry Kurtz, 415-983-8418
(Investors and Financial Press)
larry.kurtz@mckesson.com
Kate Rohrbach 415-983-9023
(Business and Trade Media)
kate.rohrbach@mckesson.com

Schedule I
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions except per share amounts)

	Quarter Ended June 30,
	FY07	FY06	Chg.
Revenues	$23,616	$20,968	13%

Cost of sales	22,593	20,043	13

Gross profit	1,023	925	11

Operating expenses	751	612	23
Securities Litigation charges, net	—	52	(100)

Total operating expenses	751	664	13

Operating income	272	261	4

Interest expense	(22)	(25)	(12)
Other income, net	35	28	25

Income from continuing operations before income taxes	285	264	8

Income taxes	(101)	(94)	7

Income from continuing operations	184	170	8

Discontinued operation, net	—	1	(100)

Net income	$184	$171	8

Earnings per common share (1)
Diluted	$0.60	$0.55	9%
Basic	0.61	0.57	7

Weighted average shares outstanding
Diluted	309	313	(1)%
Basic	302	302	—%

(1)	For purposes of calculating diluted earnings per share, interest expense, net of related income taxes, of $1 million was added to net income for the quarter ended June 30, 2005. This adjustment reflects the impact of the Company’s potentially dilutive obligations.

Schedule II
McKESSON CORPORATION
CONDENSED CONSOLIDATED INCOME INFORMATION BY BUSINESS SEGMENT
(unaudited)
(in millions)

	Quarter Ended June 30,
	FY07	FY06	Chg.
REVENUES
Pharmaceutical Solutions
U.S. Healthcare direct distribution & services	$13,480	$12,309	10%
U.S. Healthcare sales to customers’ warehouses	7,094	6,078	17

Subtotal	20,574	18,387	12
Canada distribution & services	1,750	1,487	18

Total Pharmaceutical Solutions	22,324	19,874	12

Medical-Surgical Solutions	875	744	18

Provider Technologies
Software & software systems	79	62	27
Services	297	254	17
Hardware	41	34	21

Total Provider Technologies	417	350	19

Revenues	$23,616	$20,968	13

GROSS PROFIT
Pharmaceutical Solutions	$644	$594	8
Medical-Surgical Solutions	190	169	12
Provider Technologies	189	162	17

Gross profit	$1,023	$925	11

OPERATING EXPENSES
Pharmaceutical Solutions	$364	$300	21
Medical-Surgical Solutions	169	141	20
Provider Technologies	156	133	17
Corporate	62	38	63

Subtotal	751	612	23
Securities Litigation charges, net	—	52	(100)

Operating expenses	$751	$664	13

OTHER INCOME, NET
Pharmaceutical Solutions	$12	$8	50
Medical-Surgical Solutions	1	1	—
Provider Technologies	2	2	—
Corporate	20	17	18

Other income, net	$35	$28	25

OPERATING PROFIT
Pharmaceutical Solutions	$292	$302	(3)
Medical-Surgical Solutions	22	29	(24)
Provider Technologies	35	31	13

Operating profit	349	362	(4)
Corporate	(42)	(21)	100
Securities Litigation charges	—	(52)	(100)

Income from continuing operations before interest expense and income taxes	$307	$289	6

STATISTICS
Operating profit as a % of revenues
Pharmaceutical Solutions	1.31%	1.52%	(21	) bp
Medical-Surgical Solutions	2.51%	3.90%	(139)
Provider Technologies	8.39%	8.86%	(47)

Return on Stockholders’ Equity (1)	13.0%	(2.8%)

(1)	Ratio is computed as the sum of net income (loss) for the last four quarters, divided by the average of stockholders’ equity for the last five quarters. Ratios include the Securities Litigation charges.

Schedule III
McKESSON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	June 30,	March 31,
	2006	2006
ASSETS
Current Assets
Cash and cash equivalents	$2,000	$2,142
Restricted cash	981	962
Receivables, net	6,249	6,370
Inventories	7,714	7,260
Prepaid expenses and other	168	162

Total	17,112	16,896
Property, Plant and Equipment, net	644	671
Capitalized Software Held for Sale	143	139
Goodwill	1,786	1,718
Intangible Assets	133	128
Other Assets	1,521	1,400

Total Assets	$21,339	$20,952

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and accounts payable	$10,389	$10,055
Deferred revenue	828	827
Current portion of long-term debt	26	26
Securities Litigation	1,008	1,014
Other	1,574	1,570

Total	13,825	13,492
Postretirement Obligations and Other Noncurrent Liabilities	643	588
Long-Term Debt	962	965
Stockholders’ Equity	5,909	5,907

Total Liabilities and Stockholders’ Equity	$21,339	$20,952

Schedule IV
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Three Months Ended June 30,
	FY07	FY06
OPERATING ACTIVITIES
Net income	$184	$171
Adjustments to reconcile to net cash provided by (used in) operating activities:
Depreciation and amortization	70	64
Securities Litigation charges, net	—	52
Deferred taxes	58	33
Other non-cash items	12	(1)

Total	324	319

Effects of changes in:
Receivables	135	(23)
Inventories	(446)	262
Drafts and accounts payable	305	48
Deferred revenue	25	129
Taxes	40	18
Securities Litigation settlement payments	(6)	(31)
Other	(82)	(84)

Total	(29)	319

Net cash provided by operating activities	295	638

INVESTING ACTIVITIES
Property acquisitions	(26)	(44)
Capitalized software expenditures	(48)	(32)
Acquisitions of businesses, less cash and cash equivalents acquired	(91)	(8)
Other	(39)	(8)

Net cash used in investing activities	(204)	(92)

FINANCING ACTIVITIES
Repayment of debt	(3)	(11)
Capital stock transactions:
Issuances	60	155
Share repurchases	(283)	(66)
ESOP notes and guarantees	2	3
Dividends paid	(18)	(18)
Other	9	—

Net cash provided by (used in) financing activities	(233)	63

Net increase (decrease) in cash and cash equivalents	(142)	609
Cash and cash equivalents at beginning of period	2,142	1,800

Cash and cash equivalents at end of period	$2,000	$2,409